U.S. SECURITIES AND EXCHANGE

 COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): January 27, 2016

Concierge Technologies, Inc.

 (Exact name of registrant as specified in its charter)

Nevada	333-38838	95-4442384
(state of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

29115 Valley Center Rd., K-206
Valley Center, CA 92082 (866) 800-2978

(Address and telephone number of registrant's principal

executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

On January 27, 2016, the Board of Directors (the “Board’) of Concierge Technologies, Inc. (the “Company”) approved the entry into a convertible promissory note with Wainwright Holdings, Inc. in the principal amount of $450,000 (the “Note”) by unanimous written consent. Wainwright Holdings is an entity affiliated with CEO Nicholas Gerber.

The Note bears interest at four percent (4%) per annum and increases to eight percent (8%) in the event of default by the Company.  The Note may be prepaid at any time in whole or in party by the Company and is convertible into common stock of the Company at the election of Wainwright Holdings on the date which is 180 days following issuance of the Note at a conversion price of $0.10 per share.  The conversion price is subject to adjustment for mergers, consolidations, share exchanges, recapitalizations or similar events.  The Note matures five (5) years from issuance and is not secured by any assets of the Company.

In connection with the foregoing, the Company relied on the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 2.03            Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02            Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.

Item 9.01            Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Convertible Promissory Note by and between Wainwright Holdings, Inc. and Concierge Technologies, Inc. dated January 27, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2016	CONCIERGE TECHNOLOGIES, INC.

	By:	/s/ David Neibert
David Neibert, Chief Financial Officer